UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2008

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Tower Lane 1st Floor Avon, CT	06001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 678-7537

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

U.S. Energy Systems, Inc. (the “Company”) issued a news release on Tuesday, January 29, 2008 announcing that its Special Meeting of Stockholders, originally scheduled to take place on January 29, 2008, has been adjourned by order of the Delaware Chancery Court until Tuesday, February 5, 2008.

As previously reported in the Company’s Current Reports on Form 8-K dated January 19, 2008 and January 24, 2008, Asher E. Fogel, former Chairman of the Board and Chief Executive Officer of the Company, filed suit in the Chancery Court of the State of Delaware against the Company and each of the Directors seeking to compel the Company to convene the Special Meeting of Stockholders. On January 15, 2008, the Chancery Court ruled that the Special Meeting of Stockholders should be convened on January 29, 2008, and the Board of Directors issued the Notice of Special Meeting on January 19, 2008 and a Supplement to the Notice of Special Meeting on January 24, 2008. The only matters to be considered at the Special Meeting of Stockholders will be the removal of the Directors of the Company and, if required to fill any vacancies created by the removal of Directors with cause, the election of new Directors.

The parties to the litigation in the Chancery Court requested the order adjourning the Special Meeting of Stockholders until Tuesday, February 5, 2008, so that they can pursue discussions to try to achieve a settlement.

On January 23, 2008, Nakash Energy LLC, a shareholder of the Company that owns approximately 15 percent of the outstanding shares of common stock of the Company, filed suit in the Delaware Chancery Court against the Company seeking to compel the Company to convene an annual meeting of stockholders, to declare void the election of Bernard J. Zahren, Joseph P. Reynolds and Richard J. Augustine to the Board of Directors, and to prohibit the Board of Directors from filling vacancies on the Board. The Company and Nakash Energy LLC have agreed to a standstill of these proceedings so that they can pursue discussions to try to achieve a settlement.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release of U.S. Energy Systems, Inc. dated January 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: January 29, 2008